Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FOURTH QUARTER OF 2010
Achieves Record Total Net Revenue of $4.7 Billion
          MINNEAPOLIS, January 19, 2011 — U.S. Bancorp (NYSE: USB) today reported net income of $974 million for the fourth quarter of 2010, or $.49 per diluted common share. Earnings for the fourth quarter of 2010 were driven by record total net revenue of $4.7 billion. Included in the fourth quarter of 2010 results was a $103 million gain ($41 million after tax) from the exchange of the long-term asset management business of FAF Advisors, Inc., an affiliate of the Company, for an equity interest in Nuveen Investments and cash consideration (“Nuveen Gain”). Additional significant items included a provision for credit losses lower than net charge-offs by $25 million and net securities losses of $14 million. In total, these items increased fourth quarter 2010 diluted earnings per common share by $.03. Highlights for the fourth quarter of 2010 included:
➢	Strong new lending activity of $65.6 billion during the fourth quarter, the highest level reported since before the fourth quarter of 2008, including:
▪	$16.0 billion of new commercial and commercial real estate commitments

▪	$21.5 billion of commercial and commercial real estate commitment renewals

▪	$2.0 billion of lines related to new credit card accounts

▪	$26.1 billion of mortgage and other retail originations

▪	$203.2 billion of new lending activity for the full year, 9.9 percent higher than 2009
➢	Average total loan growth of 2.0 percent (.9 percent excluding acquisitions) over the fourth quarter of 2009
▪	Average total loan growth of 1.5 percent over the third quarter of 2010

▪	Average total commercial loan growth of 2.0 percent over the prior quarter
➢	Significant growth in average deposits of 5.2 percent (5.1 percent excluding acquisitions) over the fourth quarter of 2009, including:

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

▪	4.8 percent growth in average noninterest-bearing deposits

▪	11.5 percent growth in average total savings deposits
➢	Total net revenue growth of 7.9 percent over the fourth quarter of 2009, resulting in record total net revenue of $4.7 billion

➢	Net interest income growth of 5.9 percent over the fourth quarter of 2009, driven by a 5.9 percent increase in average earning assets and growth in lower cost core deposit funding

➢	Net interest margin of 3.83 percent for the fourth quarter of 2010, equal to the fourth quarter of 2009, and lower than the 3.91 percent in the third quarter of 2010

➢	Strong year-over-year growth in payments-related fee income, commercial products revenue and mortgage banking revenue, driven by:
▪	Higher credit and debit card revenue (7.3 percent), corporate payment products revenue (4.2 percent) and merchant processing services revenue (3.5 percent)

▪	A 12.4 percent increase in commercial products revenue (principally syndication revenue, standby letters of credit fees and commercial loan fees)

▪	Mortgage production of $19.6 billion, leading to a 14.7 percent increase in mortgage banking revenue
➢	Net charge-offs and nonperforming assets declined on a linked quarter basis. Provision for credit losses was $25 million less than net charge-offs.
▪	Fifth consecutive quarterly decrease in the provision for credit losses

▪	Net charge-offs declined 5.8 percent from the third quarter of 2010

▪	Nonperforming assets (excluding covered assets) decreased 6.0 percent from the third quarter of 2010

▪	Early and late stage loan delinquencies (excluding covered loans) as a percentage of ending loan balances declined in most loan categories on a linked quarter basis

▪	Allowance to period-end loans (excluding covered loans) was 3.03 percent at December 31, 2010, compared with 3.10 percent at September 30, 2010, and 3.04 percent at December 31, 2009
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

▪	Allowance to nonperforming assets (excluding covered assets) was 162 percent at December 31, 2010, compared with 153 percent at September 30, 2010, and 135 percent at December 31, 2009
➢	Strong capital generation continues to strengthen capital position; ratios at December 31, 2010 were:
▪	Tier 1 common equity ratio of 7.8 percent

▪	Tier 1 capital ratio of 10.5 percent

▪	Total risk based capital ratio of 13.3 percent

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent
	2010	2010	2009	3Q10	4Q09	2010	2009	Change
Net income attributable to U.S. Bancorp	$974	$908	$602	7.3	61.8	$3,317	$2,205	50.4
Diluted earnings per common share	$.49	$.45	$.30	8.9	63.3	$1.73	$.97	78.4

Return on average assets (%)	1.31	1.26	.86			1.16	.82
Return on average common equity (%)	13.7	12.8	9.6			12.7	8.2
Net interest margin (%)	3.83	3.91	3.83			3.88	3.67
Efficiency ratio (%)	52.5	51.9	49.1			51.5	48.4
Tangible efficiency ratio (%) (a)	50.6	49.9	46.8			49.5	46.1

Dividends declared per common share	$.05	$.05	$.05	—	—	$.20	$.20	—
Book value per common share (period-end)	$14.36	$14.19	$12.79	1.2	12.3

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.
     Net income attributable to U.S. Bancorp was $974 million for the fourth quarter of 2010, 61.8 percent higher than the $602 million for the fourth quarter of 2009 and 7.3 percent higher than the $908 million for the third quarter of 2010. Diluted earnings per common share of $.49 in the fourth quarter of 2010 were $.19 higher than the fourth quarter of 2009 and $.04 higher than the previous quarter. Return on average assets and return on average common equity were 1.31 percent and 13.7 percent, respectively, for the fourth quarter of 2010, compared with .86 percent and 9.6 percent, respectively, for the fourth quarter of 2009. Significant items in the fourth quarter of 2010, including the Nuveen Gain and a provision for credit losses less than net-charge-offs by $25 million, partially offset by net securities losses, resulted in a $.03 increase to diluted
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

earnings per common share. Significant items in the fourth quarter of 2009 that impact the comparison to current quarter results included provision for credit losses in excess of net charge-offs of $278 million and net securities losses of $158 million.
          U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “I am very proud of our Company’s fourth quarter performance. Net income of $974 million, or $.49 per diluted common share, was driven, once again, by record total net revenue and declining credit costs. The results continued to reflect the benefits of our diversified business model, our recent investments and overall financial strength.
          “The Company posted both year-over-year and linked quarter average total loan growth in the fourth quarter. The 1.5 percent linked quarter growth in total average loans (2.1 percent without covered assets) was supported by increases in all major loan categories. Importantly, this was the second consecutive quarter of growth in average commercial loans, despite a nominal decrease in the commercial loan utilization rate, indicating new and expanded lending activity from our commercial customers. Total average deposits also increased on a year-over-year and linked quarter basis by 5.2 percent and 4.2 percent, respectively.
          “At year end our Company closed two transactions. On December 30th, we completed the acquisition of a securitization trust administration business. This transaction, which included $1.1 trillion of assets under administration and provided U.S. Bank with approximately $8 billion of deposits at close, further strengthens our Company’s position as a leader in the structured finance trust business and is a great complement to our corporate and municipal trust business. It is a perfect example of the type of acquisition that we will continue to search for, as it adds scale and market share to one of our capital efficient, high return, fee-based processing businesses. Also, on December 31st, we completed a transaction in which we exchanged the long-term asset management business of FAF Advisors, Inc. for an equity stake in Nuveen Investments. This transaction involved a business in which we did not have the scale and distribution capabilities to compete effectively. Going forward, our customers and shareholders will benefit from this new strategic alliance, as our new partner brings a broader array of investment and distribution capabilities to the alliance, enhancing the long-term value of our past investment in the asset management business.
          “Credit quality continued to improve in the fourth quarter. As expected, net charge-offs and nonperforming assets were lower than the previous quarter, declining by 5.8 percent and 6.0 percent, respectively. Given these positive trends and improvement in the underlying risk profile of the Company’s loan portfolio, we released $25 million of loan loss reserves in the fourth quarter — our first such action since
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

the beginning of this credit cycle. Going forward, we will continue to monitor the improving credit trends and maintain our reserves at the appropriate level, given the Company’s overall risk profile, all the while preserving, at all times, the strength of our balance sheet.
          “We continued to generate significant capital this quarter, ending the year with a Tier 1 common equity ratio of 7.8 percent and a Tier 1 capital ratio of 10.5 percent. On January 7th, our Company, along with our peer banks, submitted a Comprehensive Capital Plan to the Federal Reserve System. As I have said before, raising the dividend remains a top priority for our management team and board of directors. Our strong capital position and ability to generate capital each quarter through solid operating earnings, even under the most severe economic conditions, gives us confidence in our ability to increase our dividend in 2011. Our shareholders deserve to be rewarded.
          “Finally, I want to thank all of our employees for their dedication, hard work and the many contributions they have made throughout this past year. 2010 represented one of our strongest annual performances in many years. It was a year filled with challenges, but also one filled with opportunities — opportunities to acquire new customers, improve our processes, expand our franchise and build upon our reputation as a trusted provider of financial products and services. We are larger and stronger than we were at the beginning of this year and continue to gain momentum during this economic cycle. We are “positioned to win” — capable and well-prepared to adapt to a changing economic, legislative and regulatory environment, and focused on growing our business and achieving industry-leading performance and returns for the benefit of our customers, employees, communities and, importantly, our shareholders.”
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

INCOME STATEMENT HIGHLIGHTS (Taxable-equivalent basis, $ in millions, except per-share data)	Table 2

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent
	2010	2010	2009	3Q10	4Q09	2010	2009	Change

Net interest income	$2,499	$2,477	$2,360	.9	5.9	$9,788	$8,716	12.3
Noninterest income	2,222	2,110	2,016	5.3	10.2	8,360	7,952	5.1

Total net revenue	4,721	4,587	4,376	2.9	7.9	18,148	16,668	8.9
Noninterest expense	2,485	2,385	2,228	4.2	11.5	9,383	8,281	13.3

Income before provision and taxes	2,236	2,202	2,148	1.5	4.1	8,765	8,387	4.5
Provision for credit losses	912	995	1,388	(8.3)	(34.3)	4,356	5,557	(21.6)

Income before taxes	1,324	1,207	760	9.7	74.2	4,409	2,830	55.8
Taxable-equivalent adjustment	53	53	50	—	6.0	209	198	5.6
Applicable income taxes	315	260	108	21.2	nm	935	395	nm

Net income	956	894	602	6.9	58.8	3,265	2,237	46.0
Net (income) loss attributable to noncontrolling interests	18	14	—	28.6	nm	52	(32)	nm

Net income attributable to U.S. Bancorp	$974	$908	$602	7.3	61.8	$3,317	$2,205	50.4

Net income applicable to U.S. Bancorp common shareholders	$951	$871	$580	9.2	64.0	$3,332	$1,803	84.8

Diluted earnings per common share	$.49	$.45	$.30	8.9	63.3	$1.73	$.97	78.4

     Net income attributable to U.S. Bancorp for the fourth quarter of 2010 was $372 million (61.8 percent) higher than the same period of 2009 and $66 million (7.3 percent) higher than the third quarter of 2010. The increase in net income year-over-year and on a linked quarter basis was principally the result of strong growth in total net revenue, driven by an increase in both net interest income and fee-based revenue, and lower provision for credit losses. These positive variances were partially offset by an increase in total noninterest expense.
     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2010 was $4,721 million; $345 million (7.9 percent) higher than the fourth quarter of 2009, reflecting a 5.9 percent increase in net interest income and a 10.2 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher payments-related revenue, commercial products revenue, mortgage banking revenue, other income and lower net securities losses. Total net revenue on a taxable-equivalent basis was $134 million (2.9 percent) higher on a linked quarter basis, due to a .9 percent increase in net interest income and a 5.3 percent increase in noninterest income driven by higher payments-related revenue, trust and investment management fees, commercial
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

products revenue and other income. The positive variance in other income over the prior year and on a linked quarter basis reflected the impact of the Nuveen Gain.
     Total noninterest expense in the fourth quarter of 2010 was $2,485 million; $257 million (11.5 percent) higher than the fourth quarter of 2009, and $100 million (4.2 percent) higher than the third quarter of 2010. The increase in total noninterest expense year-over-year was primarily due to the impact of acquisitions and higher compensation expense and employee benefits expense. The increase in total noninterest expense on a linked quarter basis was due to higher compensation, professional services expense and seasonally higher investments in affordable housing and other tax-advantaged projects.
     The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the fourth quarter of 2010 was $912 million, $83 million lower than the third quarter of 2010 and $476 million lower than the fourth quarter of 2009. The provision for credit losses was $25 million lower than net charge-offs in the fourth quarter of 2010. In the third quarter of 2010, the provision for credit losses was equal to net charge-offs, while in the fourth quarter of 2009, it exceeded net charge-offs by $278 million. Net charge-offs in the fourth quarter of 2010 were $937 million, compared with $995 million in the third quarter of 2010, and $1,110 million in the fourth quarter of 2009. Given current economic conditions, the Company expects the level of net charge-offs to continue to trend lower in the first quarter of 2011.
     Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Excluding covered assets, nonperforming assets were $3,351 million at December 31, 2010, $3,563 million at September 30, 2010, and $3,904 million at December 31, 2009. The decline on both a linked quarter and year-over-year basis was led by reductions in nonperforming construction and land development assets as the Company continued to resolve and reduce exposure to these problem assets, in addition to improvement in other commercial portfolios, reflecting the stabilizing economy. However, there was continued stress in the residential mortgage portfolio, as well as an increase in foreclosed properties compared with a year ago, due to the overall duration of the economic slowdown. Covered nonperforming assets were $1,697 million at December 31, 2010, $1,851 million at September 30, 2010, and $2,003 million at December 31, 2009. The majority of the nonperforming covered assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 3.03 percent at December 31,
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

2010, compared with 3.10 percent at September 30, 2010, and 3.04 percent at December 31, 2009. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.81 percent at December 31, 2010, compared with 2.85 percent at September 30, 2010, and 2.70 percent at December 31, 2009. The Company expects total nonperforming assets, excluding covered assets, to continue to trend lower in the first quarter of 2011.

NET INTEREST INCOME (Taxable-equivalent basis; $ in millions)	Table 3

				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year
	2010	2010	2009	3Q10	4Q09	2010	2009	Change

Components of net interest income
Income on earning assets	$3,148	$3,132	$3,026	$16	$122	$12,375	$11,748	$627
Expense on interest-bearing liabilities	649	655	666	(6)	(17)	2,587	3,032	(445)

Net interest income	$2,499	$2,477	$2,360	$22	$139	$9,788	$8,716	$1,072

Average yields and rates paid
Earning assets yield	4.82%	4.95%	4.91%	(.13)%	(.09)%	4.91%	4.95%	(.04)%
Rate paid on interest-bearing liabilities	1.21	1.25	1.31	(.04)	(.10)	1.24	1.55	(.31)

Gross interest margin	3.61%	3.70%	3.60%	(.09)%	.01%	3.67%	3.40%	.27%

Net interest margin	3.83%	3.91%	3.83%	(.08)%	—%	3.88%	3.67%	.21%

Average balances
Investment securities (a)	$49,790	$47,870	$44,149	$1,920	$5,641	$47,763	$42,809	$4,954
Loans	195,484	192,541	191,648	2,943	3,836	193,022	185,805	7,217
Earning assets	259,859	251,916	245,383	7,943	14,476	252,042	237,287	14,755
Interest-bearing liabilities	212,308	208,653	201,447	3,655	10,861	209,113	195,614	13,499
Net free funds (b)	47,551	43,263	43,936	4,288	3,615	42,929	41,673	1,256

(a)	Excludes unrealized gain (loss)

(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.
Net Interest Income
     Net interest income on a taxable-equivalent basis in the fourth quarter of 2010 was $2,499 million, compared with $2,360 million in the fourth quarter of 2009, an increase of $139 million (5.9 percent). The increase was principally the result of growth in average earning assets. Average earning assets were $14.5 billion (5.9 percent) higher than the fourth quarter of 2009, driven by increases of $3.8 billion (2.0 percent) in average loans and $5.6 billion (12.8 percent) in average investment securities. Net interest income increased $22 million (.9 percent) on a linked quarter basis, mainly a result of an increase in average earning
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

assets. The net interest margin was 3.83 percent in the fourth quarter of 2010 and 2009, and 3.91 percent in the third quarter of 2010. Net interest margin was flat year-over-year, as the impact of favorable funding rates was offset by a reduction in the yield on residential mortgages and investment securities. The decline in net interest margin on a linked quarter basis reflected the reduction in the yield on residential mortgages and investment securities and the impact of the new legislation on credit card yields.

AVERAGE LOANS ($ in millions)	Table 4

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent
	2010	2010	2009	3Q10	4Q09	2010	2009	Change

Commercial	$41,700	$40,726	$43,490	2.4	(4.1)	$40,840	$46,197	(11.6)
Lease financing	6,012	6,058	6,489	(.8)	(7.4)	6,188	6,630	(6.7)

Total commercial	47,712	46,784	49,979	2.0	(4.5)	47,028	52,827	(11.0)

Commercial mortgages	26,750	26,008	24,895	2.9	7.5	25,956	24,159	7.4
Construction and development	7,827	8,182	9,149	(4.3)	(14.4)	8,313	9,592	(13.3)

Total commercial real estate	34,577	34,190	34,044	1.1	1.6	34,269	33,751	1.5

Residential mortgages	29,659	27,890	25,621	6.3	15.8	27,704	24,481	13.2

Credit card	16,403	16,510	16,399	(.6)	—	16,403	14,937	9.8
Retail leasing	4,459	4,289	4,620	4.0	(3.5)	4,405	4,895	(10.0)
Home equity and second mortgages	19,119	19,289	19,444	(.9)	(1.7)	19,285	19,335	(.3)
Other retail	24,983	24,281	23,037	2.9	8.4	23,996	22,856	5.0

Total retail	64,964	64,369	63,500	.9	2.3	64,089	62,023	3.3

Total loans, excluding covered loans	176,912	173,233	173,144	2.1	2.2	173,090	173,082	—

Covered loans	18,572	19,308	18,504	(3.8)	.4	19,932	12,723	56.7

Total loans	$195,484	$192,541	$191,648	1.5	2.0	$193,022	$185,805	3.9

     Total average loans were $3.8 billion (2.0 percent) higher in the fourth quarter of 2010 than the fourth quarter of 2009, driven by growth in residential mortgages (15.8 percent) and total retail loans (2.3 percent), driven principally by growth in installment loans. These increases were partially offset by a 4.5 percent decline in total average commercial loans, principally due to lower utilization of existing commitments and reduced demand for new loans. Total average loans were $2.9 billion (1.5 percent) higher in the fourth quarter of 2010 than the third quarter of 2010, as increases in the majority of loan categories, including residential mortgages (6.3 percent), other retail loans (2.9 percent) and total commercial loans (2.0 percent), were partially offset by lower covered loans (3.8 percent). These increases were driven by higher demand for loans and lines by new and existing credit-worthy borrowers.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

     Average investment securities in the fourth quarter of 2010 were $5.6 billion (12.8 percent) higher year-over-year and $1.9 billion (4.0 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities.

AVERAGE DEPOSITS ($ in millions)	Table 5

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent
	2010	2010	2009	3Q10	4Q09	2010	2009	Change

Noninterest-bearing deposits	$42,950	$39,732	$40,990	8.1	4.8	$40,162	$37,856	6.1
Interest-bearing savings deposits
Interest checking	41,920	39,308	39,714	6.6	5.6	40,184	36,866	9.0
Money market savings	39,585	38,005	38,485	4.2	2.9	39,679	31,795	24.8
Savings accounts	23,470	22,008	15,926	6.6	47.4	20,903	13,109	59.5

Total of savings deposits	104,975	99,321	94,125	5.7	11.5	100,766	81,770	23.2
Time certificates of deposit less than $100,000	15,212	16,024	18,438	(5.1)	(17.5)	16,628	17,879	(7.0)
Time deposits greater than $100,000	27,176	27,583	27,336	(1.5)	(.6)	27,165	30,296	(10.3)

Total interest-bearing deposits	147,363	142,928	139,899	3.1	5.3	144,559	129,945	11.2

Total deposits	$190,313	$182,660	$180,889	4.2	5.2	$184,721	$167,801	10.1

     Average total deposits for the fourth quarter of 2010 were $9.4 billion (5.2 percent) higher than the fourth quarter of 2009. Noninterest-bearing deposits increased $2.0 billion (4.8 percent) year-over-year, principally due to growth in Consumer and Small Business Banking balances. Average total savings deposits were $10.9 billion (11.5 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking and institutional and corporate trust balances. Average time certificates of deposit less than $100,000 were $3.2 billion (17.5 percent) lower year-over-year, reflecting maturities and lower renewals given the current rate environment.
     Average total deposits increased $7.7 billion (4.2 percent) over the third quarter of 2010. Noninterest-bearing deposits increased $3.2 billion (8.1 percent) with increases across the majority of the business lines. Total average savings deposits increased $5.7 billion (5.7 percent) on a linked quarter basis due to higher corporate trust and broker dealer balances and increased balances in Consumer and Small Business Banking. These increases were partially offset by declines in both average time deposits less than $100,000 of $812 million (5.1 percent) and average time deposits over $100,000 of $407 million (1.5 percent), reflecting maturities and lower renewals given the low interest rate environment and wholesale funding decisions.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

NONINTEREST INCOME ($ in millions)	Table 6

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent
	2010	2010	2009	3Q10	4Q09	2010	2009	Change

Credit and debit card revenue	$293	$274	$273	6.9	7.3	$1,091	$1,055	3.4
Corporate payment products revenue	173	191	166	(9.4)	4.2	710	669	6.1
Merchant processing services	323	318	312	1.6	3.5	1,253	1,148	9.1
ATM processing services	105	105	101	—	4.0	423	410	3.2
Trust and investment management fees	282	267	277	5.6	1.8	1,080	1,168	(7.5)
Deposit service charges	144	160	238	(10.0)	(39.5)	710	970	(26.8)
Treasury management fees	134	139	132	(3.6)	1.5	555	552	.5
Commercial products revenue	208	197	185	5.6	12.4	771	615	25.4
Mortgage banking revenue	250	310	218	(19.4)	14.7	1,003	1,035	(3.1)
Investment products fees and commissions	29	27	27	7.4	7.4	111	109	1.8
Securities gains (losses), net	(14)	(9)	(158)	(55.6)	91.1	(78)	(451)	82.7
Other	295	131	245	nm	20.4	731	672	8.8

Total noninterest income	$2,222	$2,110	$2,016	5.3	10.2	$8,360	$7,952	5.1

Noninterest Income
     Fourth quarter noninterest income was $2,222 million; $206 million (10.2 percent) higher than the fourth quarter of 2009 and $112 million (5.3 percent) higher than the third quarter of 2010. Year-over-year, noninterest income benefited from payments-related revenues, which were $38 million (5.1 percent) higher, largely due to increased transaction volumes and business expansion, and a $23 million (12.4 percent) increase in commercial products revenue, attributable to higher standby letters of credit fees, commercial loan and syndication fees and other capital markets revenue. Additionally, mortgage banking revenue was higher than the fourth quarter of 2009 by $32 million (14.7 percent), driven by higher origination and sales and servicing revenue, partially offset by a lower net valuation of mortgage servicing rights (“MSRs”). Total noninterest income was also favorably impacted by a year-over-year change in net securities losses, which were $144 million (91.1 percent), lower than the prior year. Other income increased by $50 million over the fourth quarter of 2009, principally due to the Nuveen Gain and a gain related to the Company’s investment in Visa Inc. (NYSE: V) (“Visa Gain”), partially offset by a fourth quarter of 2009 payments-related contract termination gain, lower customer derivative revenue and lower retail lease residual valuation income. Offsetting these positive variances was a decrease in deposit service charges of $94 million (39.5 percent) the result of revised overdraft fee policies, partially offset by core account growth.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

     Noninterest income was $112 million (5.3 percent) higher in the fourth quarter of 2010 than the third quarter of 2010. Payments-related revenue increased $6 million (.8 percent), primarily driven by higher credit and debit card transaction volumes, partially offset by seasonally lower transaction volumes in corporate payment products. Trust and investment management fees were $15 million (5.6 percent) higher on a linked quarter basis principally due to the impact of improved market conditions. The increase in commercial products revenue of $11 million (5.6 percent) over the third quarter of 2010 was attributable to higher syndication fees, foreign exchange revenue, standby letters of credit fees and commercial loan fees. Other income increased by $164 million over the third quarter of 2010, principally due to the Nuveen Gain, the Visa Gain and higher customer derivative and equity investment revenue. Offsetting these favorable variances on a linked quarter basis were declines in deposit service charges of $16 million (10.0 percent), reflecting the impact of revised overdraft fee policies, and mortgage banking revenue of $60 million (19.4 percent) due to lower mortgage origination and sales revenue.

NONINTEREST EXPENSE ($ in millions)	Table 7

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent
	2010	2010	2009	3Q10	4Q09	2010	2009	Change

Compensation	$999	$973	$816	2.7	22.4	$3,779	$3,135	20.5
Employee benefits	171	171	145	—	17.9	694	574	20.9
Net occupancy and equipment	237	229	214	3.5	10.7	919	836	9.9
Professional services	97	78	81	24.4	19.8	306	255	20.0
Marketing and business development	106	108	105	(1.9)	1.0	360	378	(4.8)
Technology and communications	187	186	186	.5	.5	744	673	10.5
Postage, printing and supplies	78	74	70	5.4	11.4	301	288	4.5
Other intangibles	89	90	107	(1.1)	(16.8)	367	387	(5.2)
Other	521	476	504	9.5	3.4	1,913	1,755	9.0

Total noninterest expense	$2,485	$2,385	$2,228	4.2	11.5	$9,383	$8,281	13.3

(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

Noninterest Expense
     Noninterest expense in the fourth quarter of 2010 totaled $2,485 million, an increase of $257 million (11.5 percent) over the fourth quarter of 2009, and a $100 million increase (4.2 percent) over the third quarter of 2010. The increase in noninterest expense over the same quarter of last year was principally due to the impact of acquisitions and increased compensation and employee benefits expense. Compensation and employee benefits expense increased by $183 million (22.4 percent) and $26 million (17.9 percent), respectively, year-over-year, primarily because of acquisitions, branch expansion and other business initiatives, higher incentives related to the Company’s improved financial results and merit increases. Net occupancy and equipment expense increased $23 million (10.7 percent), year-over-year, principally due to acquisitions and other business expansion and technology initiatives. Professional services expense was $16 million (19.8 percent) higher year-over-year, due to technology-related projects and other projects across multiple business lines. Postage, printing and supplies expense increased $8 million (11.4 percent) over the fourth quarter of 2009, principally due to payments-related business initiatives. Other expense was higher by $17 million (3.4 percent) largely due to costs associated with other real estate owned, acquisition integration and insurance and litigation matters. Other intangibles expense decreased $18 million compared with the prior year due to the reduction or completion of amortization of certain intangibles.
     Noninterest expense was $100 million (4.2 percent) higher on a linked quarter basis. Compensation expense increased $26 million (2.7 percent), principally due to branch expansion and other business initiatives, as well as higher commissions. Net occupancy and equipment was $8 million (3.5 percent) higher, primarily due to technology-related and other business initiatives. Professional services expense was $19 million (24.4 percent) higher on a linked quarter basis, primarily due to technology and customer experience-related projects and seasonality. In addition, other expense increased $45 million (9.5 percent) over the third quarter of 2010, principally due to seasonally higher investments in affordable housing and other tax-advantaged projects and higher acquisition integration costs, partially offset by lower costs associated with other real estate owned.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

Provision for Income Taxes
     The provision for income taxes for the fourth quarter of 2010 resulted in a tax rate on a taxable-equivalent basis of 27.8 percent (effective tax rate of 24.8 percent), compared with 20.8 percent (effective tax rate of 15.2 percent) in the fourth quarter of 2009 and 25.9 percent (effective tax rate of 22.5 percent) in the third quarter of 2010. The increase in the effective tax rate principally reflected the marginal impact of higher pretax earnings and the Nuveen Gain.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

ALLOWANCE FOR CREDIT LOSSES ($ in millions)	Table 8

	4Q	3Q	2Q	1Q	4Q
	2010	2010	2010	2010	2009

Balance, beginning of period	$5,540	$5,536	$5,439	$5,264	$4,986
Net charge-offs
Commercial	117	153	223	243	250
Lease financing	17	18	22	34	33

Total commercial	134	171	245	277	283
Commercial mortgages	90	113	71	46	30
Construction and development	129	94	156	146	144

Total commercial real estate	219	207	227	192	174

Residential mortgages	131	132	138	145	153

Credit card	275	296	317	312	285
Retail leasing	1	2	4	5	5
Home equity and second mortgages	83	79	79	90	96
Other retail	91	101	99	111	111

Total retail	450	478	499	518	497

Total net charge-offs, excluding covered loans	934	988	1,109	1,132	1,107
Covered loans	3	7	5	3	3

Total net charge-offs	937	995	1,114	1,135	1,110
Provision for credit losses	912	995	1,139	1,310	1,388
Net change for credit losses to be reimbursed by the FDIC	16	4	72	—	—

Balance, end of period	$5,531	$5,540	$5,536	$5,439	$5,264

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$5,218	$5,245	$5,248	$5,235	$5,079
Allowance for credit losses to be reimbursed by the FDIC	92	76	72	—	—
Liability for unfunded credit commitments	221	219	216	204	185

Total allowance for credit losses	$5,531	$5,540	$5,536	$5,439	$5,264

Gross charge-offs	$1,035	$1,069	$1,186	$1,206	$1,174
Gross recoveries	$98	$74	$72	$71	$64
Allowance for credit losses as a percentage of Period-end loans, excluding covered loans	3.03	3.10	3.18	3.20	3.04
Nonperforming loans, excluding covered loans	192	181	168	156	153
Nonperforming assets, excluding covered assets	162	153	146	136	135

Period-end loans	2.81	2.85	2.89	2.85	2.70
Nonperforming loans	136	133	120	109	110
Nonperforming assets	110	102	94	85	89
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

Credit Quality
      Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions stabilized. The allowance for credit losses was $5,531 million at December 31, 2010, compared with $5,540 million at September 30, 2010, and $5,264 million at December 31, 2009. Total net charge-offs in the fourth quarter of 2010 were $937 million, compared with $995 million in the third quarter of 2010, and $1,110 million in the fourth quarter of 2009. The decrease in total net charge-offs was principally due to improvement in the commercial, credit card and other retail portfolios. The Company recorded $912 million of provision for credit losses, $25 million less than net charge-offs during the fourth quarter of 2010. The allowance for credit losses reimbursable by the FDIC was higher by $16 million.
     Commercial and commercial real estate loan net charge-offs decreased to $353 million in the fourth quarter of 2010 (1.70 percent of average loans outstanding) compared with $378 million (1.85 percent of average loans outstanding) in the third quarter of 2010 and $457 million (2.16 percent of average loans outstanding) in the fourth quarter of 2009. The decrease primarily reflected the impact of more stable economic conditions on the Company’s commercial loan portfolios.
     Residential mortgage loan net charge-offs decreased to $131 million (1.75 percent of average loans outstanding) in the fourth quarter of 2010 compared with $132 million (1.88 percent of average loans outstanding) in the third quarter of 2010 and $153 million (2.37 percent of average loans outstanding) in the fourth quarter of 2009. Total retail loan net charge-offs were $450 million (2.75 percent of average loans outstanding) in the fourth quarter of 2010, lower than the $478 million (2.95 percent of average loans outstanding) in the third quarter of 2010 and the $497 million (3.11 percent of average loans outstanding) in the fourth quarter of 2009.
     The ratio of the allowance for credit losses to period-end loans was 2.81 percent (3.03 percent excluding covered loans) at December 31, 2010, compared with 2.85 percent (3.10 percent excluding covered loans) at September 30, 2010, and 2.70 percent (3.04 percent excluding covered loans) at December 31, 2009. The ratio of the allowance for credit losses to nonperforming loans was 136 percent (192 percent excluding covered loans) at December 31, 2010, compared with 133 percent (181 percent excluding covered loans) at September 30, 2010, and 110 percent (153 percent excluding covered loans) at December 31, 2009.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

CREDIT RATIOS	Table 9
(Percent)

	4Q	3Q	2Q	1Q	4Q
	2010	2010	2010	2010	2009

Net charge-offs ratios (a)
Commercial	1.11	1.49	2.23	2.41	2.28
Lease financing	1.12	1.18	1.41	2.14	2.02
Total commercial	1.11	1.45	2.12	2.38	2.25

Commercial mortgages	1.33	1.72	1.11	.73	.48
Construction and development	6.54	4.56	7.31	6.80	6.24
Total commercial real estate	2.51	2.40	2.67	2.28	2.03

Residential mortgages	1.75	1.88	2.06	2.23	2.37

Credit card (b)	6.65	7.11	7.79	7.73	6.89
Retail leasing	.09	.19	.37	.45	.43
Home equity and second mortgages	1.72	1.62	1.64	1.88	1.96
Other retail	1.45	1.65	1.70	1.93	1.91
Total retail	2.75	2.95	3.16	3.30	3.11

Total net charge-offs, excluding covered loans	2.09	2.26	2.61	2.68	2.54

Covered loans	.06	.14	.10	.06	.06

Total net charge-offs	1.90	2.05	2.34	2.39	2.30

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.13	.19	.21	.18	.22
Commercial real estate	—	.05	.09	.01	.02
Residential mortgages	1.63	1.75	1.85	2.26	2.80
Retail	.81	.85	.95	1.00	1.07
Total loans, excluding covered loans	.61	.66	.72	.78	.88
Covered loans	6.04	4.96	4.91	3.90	3.59
Total loans	1.11	1.08	1.16	1.12	1.19

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	1.37	1.67	1.89	2.06	2.25
Commercial real estate	3.73	4.20	4.84	5.37	5.22
Residential mortgages	3.70	3.90	4.08	4.33	4.59
Retail	1.26	1.26	1.32	1.37	1.39
Total loans, excluding covered loans	2.19	2.37	2.61	2.82	2.87
Covered loans	12.94	11.12	11.72	11.19	9.76
Total loans	3.17	3.23	3.56	3.74	3.64

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 7.21 percent for the fourth quarter of 2010, 7.84 percent for the third quarter of 2010, 8.53 percent for the second quarter of 2010, 8.42 percent for the first quarter of 2010 and 7.46 percent for the fourth quarter of 2009.

(c)	Ratios are expressed as a percent of ending loan balances.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

ASSET QUALITY	Table 10
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2010	2010	2010	2010	2009

Nonperforming loans
Commercial	$519	$594	$669	$758	$866
Lease financing	78	111	115	113	125

Total commercial	597	705	784	871	991

Commercial mortgages	545	624	601	596	581
Construction and development	748	799	1,013	1,236	1,192

Total commercial real estate	1,293	1,423	1,614	1,832	1,773

Residential mortgages	636	614	607	550	467
Retail	293	262	237	229	204

Total nonperforming loans, excluding covered loans	2,819	3,004	3,242	3,482	3,435

Covered loans	1,244	1,172	1,360	1,524	1,350

Total nonperforming loans	4,063	4,176	4,602	5,006	4,785

Other real estate (a)	511	537	469	482	437
Covered other real estate (a)	453	679	791	861	653
Other nonperforming assets	21	22	23	31	32

Total nonperforming assets (b)	$5,048	$5,414	$5,885	$6,380	$5,907

Total nonperforming assets, excluding covered assets	$3,351	$3,563	$3,734	$3,995	$3,904

Accruing loans 90 days or more past due, excluding covered loans	$1,094	$1,165	$1,239	$1,321	$1,525

Accruing loans 90 days or more past due	$2,184	$2,110	$2,221	$2,138	$2,309

Restructured loans that continue to accrue interest (c)	$2,207	$2,180	$2,112	$2,008	$1,794

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.87	2.02	2.17	2.34	2.25

Nonperforming assets to loans plus ORE (%)	2.55	2.76	3.05	3.31	3.02

(a)	Includes equity investments in entities whose only asset is other real estate owned

(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

(c)	Excludes temporary concessionary modifications under hardship programs
     Nonperforming assets at December 31, 2010, totaled $5,048 million, compared with $5,414 million at September 30, 2010, and $5,907 million at December 31, 2009. Total nonperforming assets at December 31, 2010, included $1,697 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 2.55 percent (1.87 percent excluding covered assets) at December 31, 2010, compared with 2.76 percent (2.02 percent excluding covered assets) at September 30, 2010, and 3.02 percent (2.25 percent excluding covered assets) at December 31, 2009. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the construction and land development
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

portfolios, as well as by improvement in other commercial portfolios. Given current economic conditions, the Company expects nonperforming assets, excluding covered assets, to trend lower in the first quarter of 2011.
     Accruing loans 90 days or more past due were $2,184 million ($1,094 million excluding covered loans) at December 31, 2010, compared with $2,110 million ($1,165 million excluding covered loans) at September 30, 2010, and $2,309 million ($1,525 million excluding covered loans) at December 31, 2009. The increase in restructured loans that continue to accrue interest, compared with the fourth quarter of 2009 and the third quarter of 2010, reflected the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company continues to work with customers to modify loans for borrowers who are having financial difficulties, including those acquired through FDIC-assisted acquisitions, but expects increases in restructured loans to continue to moderate.

CAPITAL POSITION	Table 11
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2010	2010	2010	2010	2009

Total U.S. Bancorp shareholders’ equity	$29,519	$29,151	$28,169	$26,709	$25,963
Tier 1 capital	25,947	24,908	24,021	23,278	22,610
Total risk-based capital	33,033	32,265	31,890	30,858	30,458

Tier 1 capital ratio	10.5%	10.3%	10.1%	9.9%	9.6%
Total risk-based capital ratio	13.3	13.3	13.4	13.2	12.9
Leverage ratio	9.1	9.0	8.8	8.6	8.5
Tier 1 common equity ratio	7.8	7.6	7.4	7.1	6.8
Tangible common equity ratio	6.0	6.2	6.0	5.6	5.3
Tangible common equity as a percent of risk-weighted assets	7.2	7.2	6.9	6.5	6.1
     Total U.S. Bancorp shareholders’ equity was $29.5 billion at December 31, 2010, compared with $29.2 billion at September 30, 2010, and $26.0 billion at December 31, 2009. The increase over the prior year principally reflected corporate earnings, as well as the issuance, net of related discount, of $430 million of perpetual preferred stock in exchange for certain income trust securities in the second quarter of 2010. The Tier 1 capital ratio was 10.5 percent at December 31, 2010, compared with 10.3 percent at September 30, 2010, and 9.6 percent at December 31, 2009. The Tier 1 common equity ratio was 7.8 percent at December 31, 2010, compared with 7.6 percent at September 30, 2010, and 6.8 percent at December 31, 2009. The tangible common equity ratio was 6.0 percent at December 31, 2010, compared with 6.2 percent at
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

September 30, 2010, and 5.3 percent at December 31, 2009. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES	Table 12
(Millions)

	4Q	3Q	2Q	1Q	4Q
	2010	2010	2010	2010	2009

Beginning shares outstanding	1,918	1,917	1,916	1,913	1,912
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3	1	1	4	1
Shares repurchased for stock option plans	—	—	—	(1)	—

Ending shares outstanding	1,921	1,918	1,917	1,916	1,913

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			4Q 2010
	4Q	3Q	4Q	4Q10 vs	4Q10 vs	Full Year	Full Year	Percent	Earnings
Business Line	2010	2010	2009	3Q10	4Q09	2010	2009	Change	Composition

Wholesale Banking and Commercial Real Estate	$172	$136	$57	26.5	nm	$408	$144	nm	18%
Consumer and Small Business Banking	151	240	243	(37.1)	(37.9)	729	878	(17.0)	15
Wealth Management and Securities Services	55	53	69	3.8	(20.3)	220	334	(34.1)	6
Payment Services	266	215	60	23.7	nm	773	278	nm	27
Treasury and Corporate Support	330	264	173	25.0	90.8	1,187	571	nm	34

Consolidated Company	$974	$908	$602	7.3	61.8	$3,317	$2,205	50.4	100%

(a)	preliminary data
Lines of Business
     The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2010, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis. Starting with the third quarter of 2010, lines of business results include the impact of transferring the operating activities of the First Bank of Oak Park (“FBOP”) acquisition to the appropriate operating segments. Covered commercial and commercial real estate credit-impaired loans and related other real estate owned remain in Treasury and Corporate Support.
     Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $172 million of the Company’s net income in the fourth quarter of 2010, compared with $57 million in the fourth quarter of 2009 and $136 million in the third quarter of 2010. Wholesale Banking and Commercial Real Estate’s net income increased $115 million over the same quarter of 2009 due to higher total net revenue and lower provision for credit losses, partially offset by an increase in total noninterest expense. Net interest income increased $62 million (12.7 percent) year-over-year due to improved spreads on new loans, an increase in loan fees and the impact of the FBOP acquisition, partially offset by a decrease in average total loans and the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $16 million (5.5 percent), mainly due to strong growth in commercial products revenue including standby letters of credit, commercial loan, syndication and other capital markets fees, partially offset by lower commercial leasing revenue. Total noninterest expense increased $57 million (18.9 percent) over a year ago, primarily due to higher compensation and employee benefits expense and increased litigation costs. The provision for credit losses was $161 million (41.6 percent) lower year-over-year due to a reduction in net charge-offs and a decrease in reserve allocation.
     Wholesale Banking and Commercial Real Estate’s contribution to net income in the fourth quarter of 2010 was $36 million (26.5 percent) higher than the third quarter of 2010. This improvement was due to higher total net revenue and a reduction in the provision for credit losses, partially offset by an increase in
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

total noninterest expense. Total net revenue was higher by $35 million (4.3 percent). Net interest income was $10 million (1.8 percent) higher on a linked quarter basis due to improved loan spreads and higher average loan and deposit balances as well as an increase in loan fees. The $25 million (8.9 percent) increase in total noninterest income was the result of improved customer derivative revenue and higher commercial products revenue. Total noninterest expense increased by $40 million (12.5 percent), principally due to increased litigation costs. The provision for credit losses decreased $62 million (21.5 percent) on a linked quarter basis due to lower net charge-offs and a decrease in allocated reserves.
     Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $151 million of the Company’s net income in the fourth quarter of 2010, a $92 million (37.9 percent) decrease from the fourth quarter of 2009, and an $89 million (37.1 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $113 million reduction in its contribution from the same quarter of last year, and $58 million reduction in its contribution from the previous quarter. The decrease in the retail banking division’s contribution from the same period of 2009 was due to lower total net revenue, higher total noninterest expense and an increase in the provision for credit losses. Retail banking’s net interest income increased 7.3 percent over the fourth quarter of 2009, principally due to higher loan and deposit volumes, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division decreased 24.7 percent from a year ago due to a reduction in deposit service charges, reflecting the impact of revised overdraft fee policies, and lower retail lease residual valuation income. Total noninterest expense for the retail banking division in the fourth quarter of 2010 was 11.9 percent higher year-over-year, principally due to higher compensation and employee benefits expense, processing costs, net occupancy and equipment expenses related to business expansion and costs related to other real estate owned. The provision for credit losses for the retail banking division was higher than the same quarter of last year due to an increase in the allocated reserves, reflecting the impact of portfolio growth and increased loan modifications. In the fourth quarter of 2010, the mortgage banking division’s contribution was $151 million, a 16.2 increase over the fourth quarter of 2009. The division’s total net revenue increased 25.5 percent over a year ago, reflecting increased interest income on higher mortgage loans held-for-sale average balances and higher origination
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

and sales and servicing revenue, partially offset by a lower net valuation of MSRs. Total noninterest expense for the mortgage banking division increased 31.9 percent over the fourth quarter of 2009, primarily due to higher compensation and employee benefits expense related to increased loan production. The provision for credit losses increased 64.0 percent year-over-year, reflecting a change in the reserve allocation compared with the fourth quarter of 2009.
     Consumer and Small Business Banking’s contribution in the fourth quarter of 2010 was $89 million (37.1 percent) lower than the third quarter of 2010 due to lower total net revenue and higher provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution decreased $58 million on a linked quarter basis, principally due to a 29.7 percent increase in the provision for credit losses. Total net revenue for the retail banking division was relatively flat as a 1.7 percent increase in net interest income was offset by a 6.1 percent decrease in noninterest income, reflecting the impact of the revised overdraft fee policies on deposit service charges. Total noninterest expense for the retail banking division decreased 1.3 percent on a linked quarter basis due to lower fraud losses in the current quarter, partially offset by higher compensation and employee benefits expense. The provision for credit losses for the division increased 29.7 percent due to an unfavorable change in the reserve allocation. The contribution of the mortgage banking division decreased 17.0 percent from the third quarter of 2010, driven by lower total net revenue and an increase in total noninterest expense. Total net revenue decreased 9.0 percent due to lower mortgage origination and sales revenue, partially offset by a 10.7 percent increase in net interest income due to higher mortgage loans held-for-sale average balances. Total noninterest expense increased 7.7 percent due to higher commission and incentive expense. The mortgage banking division’s provision for credit losses decreased 12.8 percent on a linked quarter basis due to a lower reserve allocation.
     Wealth Management and Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and fund servicing through five businesses: Wealth Management, Corporate Trust, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $55 million of the Company’s net income in the fourth quarter of 2010, a 20.3 percent decrease from the fourth quarter of 2009, but a 3.8 percent increase from the third quarter of 2010. The decrease in the business line’s contribution compared with the same quarter of 2009 was principally due to higher total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased by $13 million (3.7 percent) year-over-year. Net interest income was higher by $16 million (23.2 percent), primarily due to higher average
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

deposit balances. Total noninterest income declined $3 million (1.1 percent), as improved trust and investment management fees were offset by a market valuation loss. Total noninterest expense increased by $37 million (15.5 percent), due to higher compensation and employee benefits expense and processing costs, partially offset by a reduction in other intangibles expense. The provision for credit losses decreased by $2 million (40.0 percent) due to a reduction in the reserve allocation, partially offset by an increase in net charge-offs.
     The business line’s contribution in the fourth quarter of 2010 was higher than the prior quarter by $2 million (3.8 percent). Total net revenue increased $4 million (1.1 percent), principally due to a 1.8 percent increase in total noninterest income driven by increased fees due to improved market conditions, partially offset by a market valuation loss. Total noninterest expense increased $13 million (4.9 percent) on a linked quarter basis primarily due to higher compensation and employee benefits expense. The provision for credit losses was $12 million (80.0 percent) lower compared with the prior quarter due to a reduction in net charge-offs and a lower reserve allocation.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $266 million of the Company’s net income in the fourth quarter of 2010, an increase of $206 million over the same period of 2009, and an increase of $51 million (23.7 percent) over the prior quarter. The increase year-over-year was primarily due to a lower provision for credit losses. Total net revenue increased $12 million (1.1 percent) year-over-year. Net interest income increased $5 million (1.6 percent), while total noninterest income increased $7 million (.9 percent) year-over-year, primarily due to increased transaction volumes, including business expansion, partially offset by a fourth quarter of 2009 contract termination gain. Total noninterest expense increased $43 million (9.2 percent), driven by higher compensation and employee benefits expense and processing costs, partially offset by lower other intangibles expense. The provision for credit losses decreased $352 million (63.1 percent) due to lower net charge-offs and a favorable change in the reserve allocation due to improved loss rates.
     Payment Services’ contribution in the fourth quarter of 2010 was $51 million (23.7 percent) higher than the third quarter of 2010 and was driven by lower provision for credit losses. Total net revenue was essentially flat compared with the third quarter of 2010 as a 1.2 percent increase in total noninterest income, principally due to higher volumes, was offset by a 2.7 percent decrease in net interest income due to the impact of new legislation on credit card yields. Total noninterest expense increased $25 million (5.2
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

percent) on a linked quarter basis, principally due to marketing programs. The provision for credit losses decreased $101 million (32.9 percent) due to lower net charge-offs and a reduction in the reserve allocation, as the outlook for future losses on the credit card portfolios moderated.
     Treasury and Corporate Support includes the Company’s investment portfolios, covered commercial and commercial real estate credit-impaired loans and related OREO, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $330 million in the fourth quarter of 2010, compared with net income of $173 million in the fourth quarter of 2009 and net income of $264 million in the third quarter of 2010. Net interest income decreased $65 million (14.1 percent) from the fourth quarter of 2009, reflecting the impact of the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased by $280 million, year-over-year, primarily due to the Nuveen Gain, the Visa Gain and lower securities impairments. Total noninterest expense decreased $17 million (6.4 percent) as a result of lower costs related to affordable housing and other tax-advantaged projects and a favorable variance in the shared services allocation.
     Net income in the fourth quarter of 2010 was higher on a linked quarter basis, principally due to an increase in total net revenue. Total net revenue was higher than the third quarter of 2010 by $146 million (34.4 percent), largely due to the Nuveen and Visa Gains. The $23 million (10.1 percent) increase in total noninterest expense from the third quarter of 2010 was primarily due to seasonally higher costs related to affordable housing and other tax-advantaged projects.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

On Wednesday, January 19, 2011, at 7:30 a.m. (CST) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 34425534. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, January 19th, and will run through Wednesday, January 26th, at 11:00 p.m. (CST). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 34425534. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.
Minneapolis-based U.S. Bancorp (“USB”), with $308 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,031 banking offices in 24 states and 5,310 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.
Non-Regulatory Capital Ratios
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets, and

•	Tangible common equity to risk-weighted assets.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2010 Results
January 19, 2011

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes shareholders’ equity associated with preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.
Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-regulatory capital ratios.
###
(MORE)

U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
Interest Income
Loans	$2,565	$2,496	$10,145	$9,564
Loans held for sale	84	56	246	277
Investment securities	397	396	1,601	1,606
Other interest income	47	26	166	91

Total interest income	3,093	2,974	12,158	11,538
Interest Expense
Deposits	232	265	928	1,202
Short-term borrowings	134	127	548	539
Long-term debt	281	272	1,103	1,279

Total interest expense	647	664	2,579	3,020

Net interest income	2,446	2,310	9,579	8,518
Provision for credit losses	912	1,388	4,356	5,557

Net interest income after provision for credit losses	1,534	922	5,223	2,961
Noninterest Income
Credit and debit card revenue	293	273	1,091	1,055
Corporate payment products revenue	173	166	710	669
Merchant processing services	323	312	1,253	1,148
ATM processing services	105	101	423	410
Trust and investment management fees	282	277	1,080	1,168
Deposit service charges	144	238	710	970
Treasury management fees	134	132	555	552
Commercial products revenue	208	185	771	615
Mortgage banking revenue	250	218	1,003	1,035
Investment products fees and commissions	29	27	111	109
Securities gains (losses), net	(14)	(158)	(78)	(451)
Other	295	245	731	672

Total noninterest income	2,222	2,016	8,360	7,952
Noninterest Expense
Compensation	999	816	3,779	3,135
Employee benefits	171	145	694	574
Net occupancy and equipment	237	214	919	836
Professional services	97	81	306	255
Marketing and business development	106	105	360	378
Technology and communications	187	186	744	673
Postage, printing and supplies	78	70	301	288
Other intangibles	89	107	367	387
Other	521	504	1,913	1,755

Total noninterest expense	2,485	2,228	9,383	8,281

Income before income taxes	1,271	710	4,200	2,632
Applicable income taxes	315	108	935	395

Net income	956	602	3,265	2,237
Net (income) loss attributable to noncontrolling interests	18	—	52	(32)

Net income attributable to U.S. Bancorp	$974	$602	$3,317	$2,205

Net income applicable to U.S. Bancorp common shareholders	$951	$580	$3,332	$1,803

Earnings per common share	$.50	$.30	$1.74	$.97
Diluted earnings per common share	$.49	$.30	$1.73	$.97
Dividends declared per common share	$.05	$.05	$.20	$.20
Average common shares outstanding	1,914	1,908	1,912	1,851
Average diluted common shares outstanding	1,922	1,917	1,921	1,859

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2010	2009
Assets
Cash and due from banks	$14,487	$6,206
Investment securities
Held-to-maturity	1,469	47
Available-for-sale	51,509	44,721
Loans held for sale	8,371	4,772
Loans
Commercial	48,398	48,792
Commercial real estate	34,695	34,093
Residential mortgages	30,732	26,056
Retail	65,194	63,955

Total loans, excluding covered loans	179,019	172,896
Covered loans	18,042	21,859

Total loans	197,061	194,755
Less allowance for loan losses	(5,310)	(5,079)

Net loans	191,751	189,676
Premises and equipment	2,487	2,263
Goodwill	8,954	9,011
Other intangible assets	3,213	3,406
Other assets	25,545	21,074

Total assets	$307,786	$281,176

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$45,314	$38,186
Interest-bearing	129,381	115,135
Time deposits greater than $100,000	29,557	29,921

Total deposits	204,252	183,242
Short-term borrowings	32,557	31,312

Long-term debt	31,537	32,580
Other liabilities	9,118	7,381

Total liabilities	277,464	254,515
Shareholders’ equity
Preferred stock	1,930	1,500
Common stock	21	21
Capital surplus	8,294	8,319
Retained earnings	27,005	24,116
Less treasury stock	(6,262)	(6,509)
Accumulated other comprehensive income (loss)	(1,469)	(1,484)

Total U.S. Bancorp shareholders’ equity	29,519	25,963
Noncontrolling interests	803	698

Total equity	30,322	26,661

Total liabilities and equity	$307,786	$281,176

U.S. Bancorp
Non-Regulatory Capital Ratios

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2010 *	2010	2010	2010	2009
Total equity	$30,322	$29,943	$28,940	$27,388	$26,661
Preferred stock	(1,930)	(1,930)	(1,930)	(1,500)	(1,500)
Noncontrolling interests	(803)	(792)	(771)	(679)	(698)
Goodwill (net of deferred tax liability)	(8,337)	(8,429)	(8,425)	(8,374)	(8,482)
Intangible assets, other than mortgage servicing rights	(1,376)	(1,434)	(1,525)	(1,610)	(1,657)

Tangible common equity (a)	17,876	17,358	16,289	15,225	14,324

Tier 1 capital, determined in accordance with prescribed regulatory requirements	25,947	24,908	24,021	23,278	22,610
Trust preferred securities	(3,949)	(3,949)	(3,949)	(4,524)	(4,524)
Preferred stock	(1,930)	(1,930)	(1,930)	(1,500)	(1,500)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(692)	(694)	(694)	(692)	(692)

Tier 1 common equity (b)	19,376	18,335	17,448	16,562	15,894

Total assets	307,786	290,654	283,243	282,428	281,176
Goodwill (net of deferred tax liability)	(8,337)	(8,429)	(8,425)	(8,374)	(8,482)
Intangible assets, other than mortgage servicing rights	(1,376)	(1,434)	(1,525)	(1,610)	(1,657)

Tangible assets (c)	298,073	280,791	273,293	272,444	271,037
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	247,619	242,490	237,145	234,042	235,233

Ratios
Tangible common equity to tangible assets (a)/(c)	6.0%	6.2%	6.0%	5.6%	5.3%
Tier 1 common equity to risk-weighted assets (b)/(d)	7.8	7.6	7.4	7.1	6.8
Tangible common equity to risk-weighted assets (a)/(d)	7.2	7.2	6.9	6.5	6.1

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.